UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 6, 2016

FARMER BROS. CO.

(Exact name of registrant as specified in its charter)

Delaware	001-34249	95-0725980
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13601 North Freeway, Suite 200, Fort Worth, Texas	76177
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 998-2468

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 6, 2016, the Board of Directors of Farmer Bros. Co. (the “Company”) approved an amendment (the “Amendment”) to the Company’s Amended and Restated Employee Stock Ownership Plan (the “ESOP”). Under the terms of the ESOP, each participant in the ESOP has the right to direct the trustee as to the voting of the shares allocated to his or her account. To the extent a participant does direct the trustee, then the trustee will vote such shares accordingly, subject only to the trustee’s overriding fiduciary duty under the Employee Retirement Income Security Act of 1974. Prior to the Amendment, shares that had not been allocated to participant accounts and shares that had been allocated, but for which ESOP participants did not provide voting direction, were voted in proportion to the allocated shares for which the trustee received voting directions. As a result of the Amendment, the ESOP will now provide that the trustee, GreatBanc Trust Company, will exercise independent fiduciary discretion over the voting of unallocated shares and shares for which the trustee receives no directions.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amendment dated October 6, 2016 to Farmer Bros. Co. Amended and Restated Employee Stock Ownership Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARMER BROS. CO.

Date: October 7, 2016	By:	/s/ Isaac N. Johnston, Jr.
	Name:	Isaac N. Johnston, Jr.
	Title:	Treasurer and Chief Financial Officer